Exhibit 99.1

2009-02

NEWS RELEASE

HECLA ANNOUNCES $65 MILLION UNDERWRITTEN PUBLIC OFFERING

FOR IMMEDIATE RELEASE

February 4, 2009

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) announced today that it has entered into an underwriting agreement with Canaccord Capital Corporation and Canaccord Adams to purchase 32 million units of Hecla Mining Company at a price of $2.05 per unit for aggregate proceeds of $65.6 million. Each unit will consist of one common share of Hecla and one-half common share purchase warrant. Each whole warrant will entitle the holder to purchase one common share of the company, exercisable at a price of $2.50 per share, beginning on or about August 10, 2009 until on or about August 10, 2014.

Hecla will use the net proceeds from the offering to repay in full the $40 million bridge loan facility as outlined in the company’s press release dated February 3, 2009, and for general working capital requirements including debt amortization.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “This transaction makes the amendment to the credit facility effective with the repayment of the $40 million bridge loan. With no principal amortization payment dates in 2009, we will focus on driving our costs down and growing our production and reserve base.”

The offering will be made pursuant to Hecla’s existing Form S-3 shelf registration statement and base prospectus filed with the Securities and Exchange Commission (SEC). The offering is expected to close no later than February 10, 2009, subject to the satisfaction of customary closing conditions. In addition, Hecla has granted the underwriter an option to purchase up to 4.8 million additional units to cover over-allotments, if any, until the close of business on February 27, 2009. If the over-allotment option is exercised in full, the total gross proceeds to Hecla will be $75.4 million.

Canaccord Adams is serving as the sole book-running manager for the offering. A final prospectus supplement relating to the public offering of the common stock is being filed. Copies of the prospectus supplement for the offering may be obtained from the offices of Canaccord Adams, Inc., Attn: Syndicate Dept., 99 High Street, 12th Floor, Boston, Massachusetts 02110, phone: 1-800/225-6201.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and

6500 N Mineral Drive, Suite 200 — Coeur d’Alene, Idaho 83815-9408 — 208/769-4100 — FAX 208/769-7612

ability to raise financing. Refer to the company’s Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the final prospectus, when available, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Hecla, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the final prospectus if you request it by calling 1-800/225-6201.

Contact: Don Poirier, vice president – corporate development, 208/769-4128

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 — Coeur d’Alene, Idaho 83815-9408 — 208/769-4100 — FAX 208/769-7612

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